Exhibit 4.11

1. Date of Agreement 28th November 2007	**THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)** **STANDARD SHIP MANAGEMENT AGREEMENT** **CODE NAME: "SHIPMAN 98"** **"M.T. PINK SANDS ex SANKO PROTECTOR"** Part 1
2. Owners (name, place of registered office and law of registry) (Cl. 1) OCEANCLARITY OWNERS LIMITED Name Ajeltake Isl, MH96960 Majuro Place of registered office MARSHALL ISLANDS Law of registry	3. Managers (name, place of registered office and law of registry) (Cl. 1) **CARDIFF MARINE INC.** Name **OMEGA BUILDING** **80, Kifisias Avenue,** **GR 151 25, Marousi, Athens Greece** Place of registered office **LIBERIA** Law of Registry
4. Day and year of commencement of Agreement (Cl. 2) Date of delivery of the vessel to Owners.	
5. Crew Management (state "yes" or "no" as agreed) (Cl. 3.1) **YES**	6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2) **YES**
7. Commercial Management (state "yes" or "no" as agreed) (Cl. 3.3) **YES (as per Addendum No. 1)**	8. Insurance Arrangements (state "yes" or "no" as agreed) (Cl. 3.4) **YES**
9. Accounting Services (state "yes" or "no" as agreed) (Cl. 3.5) **YES**	10. Sale or purchase of the Vessel (state "yes" or "no" as agreed) Cl. 3.6) **NO**
11. Provisions (state "yes" or "no" as agreed) (Cl. 3.7) **YES**	12. Bunkering (state "yes" or "no" as agreed) (Cl. 3.8) **NO**
13. Chartering Services Period (only to be filled in if "yes" stated in Box 7) (Cl. 3.3(i)) **NO**	14. Owners' Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) **6.3(ii)**
15. Annual Management Fee (state annual amount) (Cl. 8.1) **US$182,500 (United States Dollars One Hundred Eighty Two Thousand and Five Hundred Only) (including commercial management)**	16. Severance Costs (state maximum amount) (Cl. 8.4 (ii)) **As per CBA.**
17. Day and year of termination of Agreement (Cl. 17) **December 31, 2008**	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) **19.1**
19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20) **(a) OCEANFREIGHT INC.** **OMEGA BUILDING** **80, Kifisias Avenue** **GR 151 25, Marousi, Athens Greece** **Tel: +30 210 8090133** **Fax: +30 210 6140284** **Email: wsm@oceanfreightinc.com**	20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20) **CARDIFF MARINE INC.** **OMEGA BUILDING** **80, Kifissias Avenue** **GR 151 25, Marousi, Athens** **GREECE** **Tel: (+30) 210 8090400** **Fax: (+30) 210 8090405** **Email: cardiff@hol.gr**

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART 1 and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew), "C" (Budget) and "D" (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C" and "D" shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners) For and on behalf of the Owners: Authorised Signatory SOLON DRAKOULIS	Signature(s) (Managers) For and behalf of the Manager: Ioannis Papathanasiou / Legal Representative

Printed and sold by Fr. G. Knudtzons Bogtrykkeri A/S, Vallensbaekvej 61, DK-2625 Vallensbaek. Fax: +45 4366 0708

CHIEF ACCOUNTING OFFICER - [illegible]

Copyright, published by
The Baltic and International Maritime Council (BIMCO), Copenhagen
ISSUED: August 1998

PART II
“SHIPMAN 98” STANDARD SHIP MANAGEMENT AGREEMENT
1.	DEFINITIONS

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

~~“Interim Managers” means Cardiff Marino Inc. of Liberia, which through its main shipping office will act severally on behalf of the Owners.~~

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

“Crew” means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	APPOINTMENT OF MANAGERS

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.	BASIS OF AGREEMENT

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1	Crew Management (only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:
(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel.

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation;

(vi)	training of the Crew and supervising their efficiency;

(vii)	conducting union negotiations;

(viii)	operating the Managers’ drug and alcohol policy unless otherwise agreed.
3.2	Technical Management (only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:
(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of ~~dry docking,~~ repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)	arrangement and supervision of dry docking and special surveys subject to the Owners approval with respect to costs involved and timing. The Owners maintain the right to decide which party will assume the responsibility of the dry-dockings and special surveys;

(iii)	arrangement of the supply of necessary stores, spares and lubricating oil;

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3).

3.3	Commercial Management (only applicable if agreed according to Box 7)

Please see Addendum 1

~~The Managers shall provide the commercial operation of post fixture and freight collection services to the Vessel, as required by the Owners and defined in the Commercial Management Agreement, which includes, but is not limited to, the following functions:~~
~~(i)~~	~~providing chartering services in accordance with the Owners’ instructions which include, but arc not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners;~~

~~(ii)~~	~~arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel;~~

~~(iii)~~	~~providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or dispatch moneys due from or due to the charterers of the Vessel;~~

~~(iv)~~	~~issuing of voyage instructions;~~

~~(v)~~	~~appointing agents;~~

~~(vi)~~	~~appointing stevedores;~~

~~(vii)~~	~~arranging surveys associated with the commercial operation of the Vessel.~~
3.4	Insurance Arrangements (only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5	Accounting Services (only applicable if agreed according to Box 9)

The managers shall provide accounting services, as required by the Owners (see Addendum 2) which will include but will not be limited to the following:
(i)	establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.
3.6	Sale or Purchase of the Vessel (only applicable if agreed according to Box 10)

~~The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same.~~

3.7	Provisions (only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

~~3.8~~	~~Bunkering (only applicable if agreed according to Box 12~~)

~~The Managers shall occasionally arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.~~

4.	MANAGERS’ OBLIGATIONS
4.1	The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
5.	OWNERS’ OBLIGATIONS
5.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:
(i)	procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

(ii)	instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.
5.3	Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
6.	INSURANCE POLICIES

The Owners shall procure, whether by instructing the Managers under sub-clauses 3.4 or otherwise, that throughout the period of this Agreement:
6.1	at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:-
(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(iv)	war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners’ Insurances”)
6.2	all premiums and calls on the Owners’ Insurances are paid promptly by their due date;

6.3	the Owners’ Insurances name the Managers, ~~the Interim Manager~~ and, subject to underwriters’ agreement, and third party designated by the Managers ~~or the Interim Manager~~ as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:
(i)	on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(ii)	if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(iii)	on such other terms as may be agreed in writing.
Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.

6.4	written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the owners’ Insurances.
7.	INCOME COLLECTED AND EXPENSES PAID ON BEHALF OF OWNERS
7.1	All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a ~~separate~~ bank account.

7.2	All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) ~~may~~ will be ~~debited against~~ reimbursed by the Owners ~~in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand~~ together with the funds required to run the vessels as per Clauses 21.
8.	MANAGEMENT FEE
8.1	The Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal monthly instalments in advance, the first instalment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.

8.2	The management fee shall be subject to an annual review on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub- clause 9.1.

8.3	The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4	In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three (3) calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:
(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three (3) calendar months and;

5

(ii)	the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.
8.5	If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay- up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

8.6	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.
9.	BUDGETS AND MANAGEMENT OF FUNDS
9.1	The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require. The budget for the first year hereof is set out in Annex “C” hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than two months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2	The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3	Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten (10) running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners’ ~~in a separate bank account~~.

9.4	The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners on a monthly and YTD basis or at such other intervals as mutually agreed.

9.5	Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.
10.	MANAGERS’ RIGHT TO SUB-CONTRACT

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract, the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	RESPONSIBILITIES
11.1	Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2	Liability to Owners -
(i)	Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or

6

in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii)	Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.
11.3	Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4	“Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.
12.	DOCUMENTATION

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.	GENERAL ADMINISTRATION
13.1	The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2	The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

7

13.3	The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5	Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.
14.	AUDITING

The Managers shall at all times maintain and keep true and correct accounts in accordance with U.S. GAAPs and an adequate and effective system of internal controls and procedures that will meet the Sarbanes and Oxley requirements and shall ~~make the same available for~~ permit the inspection and auditing by the Owners and their Auditors at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	INSPECTION OF VESSEL

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.	COMPLIANCE WITH LAW AND REGULATIONS

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.	DURATION OF THE AGREEMENT

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.

18.	TERMINATION
18.1	Owners’ Default
(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the Owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten (10) ~~running~~ business days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:
(a)	fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

(b)	proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper,

8

the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.
18.2	Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4	For the purpose of sub-clause 18.3 hereof:
(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.
18.5	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.
9.	LAW AND ARBITRATION
19.1	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise

9

the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.2	This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

19.3	This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

19.4	If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply.
Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.	NOTICES
20.1	Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2	The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20 respectively.
Rider Clauses 21 to 24 as attached hereto are incorporated in this Agreement.

10

RIDER CLAUSES
Clause 21
In relation to sub-clause 9.3, the Managers shall request the Owners for the funds required to run the Vessel for the ensuing month by ten (10) days before the end of each month, and then the Owners shall remit such funds to the Managers by the end of each month.
Clause 22
On and after termination of this Agreement, the Managers shall forthwith deliver or procure to be delivered to the Owners all records, documents, accounts, papers and other properties of every description within their possession, or under their control, relating to the Vessel, whether or not the same were originally supplied or obtained from the Owners. Notwithstanding the foregoing, the Managers may retain all those papers which may be necessary for the defense of claims known or unknown in respect to the vessel.
Clause 23
Any information relating to the Owners or its business or trade secrets which the Managers have obtained under this Agreement shall be kept confidential and not be disclosed to any third party during and after termination of this Agreement.
Clause 24
The Managers shall provide any reasonable undertakings requested by the Owners’ financiers.
Clause 25
In case the sale of the M/T Pink Sands in accordance with the MOA dated 31st of July 2007, between Portswood Shippping Company Limited (Sellers) and Oceanclarity Owners Limited (Buyers) is not finalized due to one or all of the subjects as per Clause 20 of the MOA are not lifted, then this management agreement to automatically become null and void and neither party will have any claim/damages against each other

11

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”

Date of Agreement	:	28th November 2007

Name of Vessel(s)	:	M/T PINK SANDS (EX SANKO PROTECTOR)

Particulars of Vessel—(s)	:	Call Sign	-	9HZD6
		IMO No.	-	8920866
		Flag Built	- -	Malta 1993
		SDWT	-	93,723
		Grt	-	55,048
		Nrt	-	26,546

ANNEX “B” (DETAILS OF CREW) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”

Date of Agreement	:	28th November 2007

Details of Crew :
“Pink Sands” ex. “Sanko Protector”

QTY	RANK
1	MASTER
1 1	CHIEF ENGINEER CHIEF OFFICER
1	SECOND ENGINEER.
1	PUMPMAN
5	GREEK OFFICERS

l	SECOND OFFICER
1	THIRD OFFICER
1	THIRD ENGINEER
1	FOURTH ENGINEER
4	FILIPINO OFFICERS

1	ELECTRICIAN
1	THIRD OFFICER
2	UKRANIAN OFFICER

1	BOSUN
3	A.B.
2	O.S.
1	FITTER
3	OILERS
1	CHIEF COOK
2	MESS MAN
13	FILIPINO RATINGS

24	TOTAL

ANNEX “C” (DETAILS OF BUDGET) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”

Date of Agreement	:	28th November 2007
Managers’ Budget for the first year with effect from the Commencement Date of this Agreement:
“Pink Sands” ex. “Sanko Protector”

ITEMS	YEARLY (USD)	MONTHLY (USD)
1. WAGES, EXTRAS, O/T, E.T.C	1.167.635	97,303
2. JOINING & REPATRIATION COST	98,550	8,213
3. VICTUALLING EXPENSES	76.650	6.387

TOTAL CREW EXPENSES	1,342,835	111,903

4. STORES	204,400	17.033
5. SPARES	200.750	16.729
6. REPAIR / MAINTENANCE / SURVEY	127.750	10,646
7. LUBRICANTS	182,500	15.209
8. MANAGEMENT FEES	152,500	12.708
9. SUPT. TRAVEL / COMM. / MISC	65,700	5,475
10. INSURANCE (H+M, P+I, WAR, LOH)	404,420	33.702

TOTAL OPERATING COST	2,680,855	223,405

DAILY AVERAGE (EXCL. DOCKING COST)	7,345
PRE-DELIVERY COST (ESTIMATION)	50.000

NOTE:

1.	Prices basis at average of Singapore, Rotterdam & Houston, otherwise, to be charged at actual

2.	Crew change basis Singapore / Rotterdam & U.S.A. port, otherwise, to be adjusted

3.	Spares costs included routine spares (excluding major items)

4.	Parity Euro/USD at 1,30

5.	Renewal of Hull and Machinery insurance and PandI insurance are on the 31st of October and 20th of February respectively.

ANNEX “D” (ASSOCIATED VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”
NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.(i) OF THIS AGREEMENT.

Date of Agreement	:	28th November 2007

Details of Associated Vessels	:	M/V Juneau

TBA

ADDENDUM No. 2
To the Management Agreement between
OCEANCLARITY OWNERS LIMITED
and
CARDIFF MARINE INC
This Addendum dated November 28, 2007, is entered between OCEANCLARITY OWNERS LIMITED, hereinafter called the “Owner” and CARDIFF MARINE INC. of Liberia, hereinafter called the “Manager”.
With reference to Clauses 3.5 and 9 of the Management Agreement the following guidelines should be followed by the Manager in connection with the budget, the accounting and the reporting requirements.
BUDGET
The budget is prepared annually on a vessel basis and will be submitted to the owners in the first week of December for review and approval. The Managers will make available to the Owners the assumptions they have made for the preparation of the budget as well as any additional information that the Owners may require. Any alterations proposed by the Owners will be discussed and agreed with the Managers. The budget must be finalized the latest by December 20 of each year.
Assumptions
The Managers will submit together with the budget the assumptions made for its preparation. Such assumptions will be reviewed by the Owner who will also approve them.
Expense Categories
The budget will cover the following expense categories:
1. Crew payroll and related costs
•	Crew nationality and number of crew members.

•	Crew changes during the year

•	Overlapping days

•	Crew wages per rank and additional costs

•	Traveling cost and accommodation for each crew change

•	Medical tests

•	Training costs

•	Victualing

2. Repairs and maintenance
This category does not include the cost for dry docking and special surveys. The budget should cover the following categories:
•	Main engine

•	Auxiliary engine

•	Auxiliary boiler

•	Compressors, air conditioning, refrigeration

•	Fabrics superstructure hull

•	Electrical controls instrumentation

•	House deck fittings

•	Navigation, communication

•	Fuel oil and water purification

•	Safety equipment

•	Valves piping
3. Spares
    Same categories as above apply including forwarding.
4. Stores
The budget should cover the following categories:
•	Engine and deck stores

•	Cabin stores

•	Electrical stores

•	Other stores

•	Medical shipstock

•	Water

•	Library publications

•	Stationary printing

•	Crew outfit

•	Computer hardware

•	Computer software

•	Safety equipment

•	Forwarding
5. Paints
6. Chemicals

7. Lubricants
The budget should cover the following categories:
•	Engine oil

•	Cylinder oil

•	Hydraulic oil

•	General oil

•	Diesel generator
8. Sundries
The budget should cover the following categories:
•	Laundry

•	Other crew expenses

•	Agents expenses

•	Gratuities

•	Garbage disposal

•	Radio communication

•	Registration and consultants fees

•	Port charges owners matters

•	Environmental charges

•	Motor launch owners maters.
9. Insurance
The budget should cover the basic insurance categories such as H&M, P&I, War Risk, Loss of Hire and cash on board/in transit.
10. Dry docking and special survey costs
Managers will produce dry dock budget, specification and costs in a format suitable for the Owner.
The budget will be reviewed on a quarterly basis and forecasts will be prepared for the following quarter in case that the budget proves to be unrealistic.
11. Superintendents’ Fees
All visits / attendance by Superintendents or other company staff to the vessel shall be charged at 750 USD per day, plus traveling and associated expenses.

ACCOUNTING
The manager will keep a full set of accounts related to the services it will provide. More specifically it will keep the following basic accounts:
•	Cash and banks

•	Agents

•	Charterers

•	Suppliers and creditors

•	Prepaid expenses

•	Accrued expenses

•	Dry dock and special survey costs

•	Expense accounts identical to those in the budget.
These accounts will be kept in accordance with GAAP.
Further to these accounts the manager will also maintain a database with all purchases made.
REPORTING
The reporting requirements are divided into the following three basic categories each of which includes the following:
Monthly reporting
The following reports will be furnished to the owners ten (10) running days after the month end:
1.	Analytical trial balance as of month end by vessel.

2.	Detail ledger cards for the period (ytd) for each account.

3.	Analytical cash transactions and bank reconciliation.

4.	Monthly and YTD analyses of running costs by vessel and daily running cost including actual cost versus budget. Explanations on material variations.

5.	Ageing of accounts payable.

6.	Charter hires collections in delay.
Quarterly and Year end reporting
The following reports will be furnished to the owners ten (10) running days after the month end except for year end which information must be furnished the twenty (20) running days after year end:
1.	Analytical trial balance as of quarter/year end by vessel.

2.	Detail ledger cards for the period (ytd) for each account.

3.	Analytical cash transactions and bank reconciliation.

4.	Quarterly and YTD analyses of running costs by vessel and daily running costs including actual cost versus budget comparisons. Explanations on material variations.

5.	Analysis of prepaid expenses and explanation of their nature.

6.	Analysis of executed purchase orders and services rendered during the quarter or up to year end that have not been billed.

7.	Ageing of accounts payable.

8.	Analysis of accrued liabilities.

9.	Analysis of dry docking and special survey costs and unbilled costs.

10.	Insurance premium analysis and calculation of prepaid portion.

11.	Charter hires collections in delay.

12.	Analysis of disputes and claims.
At each quarter end the Manager will furnish Owners with scanned copies of all invoices that have been checked and paid. Furthermore, it will also furnish a list of those invoices not yet checked and paid as well as the executed orders and services rendered that have not yet been invoiced.
AUDITING
Financial Audits
The managers will make available to the Owners’ external auditors their records and supporting documentation to enable them their quarterly reviews and year end audits. The timing of these audits will be agreed in due time so that to avoid any disruption of the Managers smooth operation and any delays in the reporting of the Owners to SEC.
Furthermore, the Owner’s internal auditor will visit the Manger’s to perform the planned audit work. Again the time of these visits will be pre-agreed.
SOX Audits
The Owners being a Public Company are obliged to comply with Sarbanes Oxley requirements. In this respect the Owner has to establish procedures and internal controls that will ensure its compliance with such requirements.
This process involves also the Managers who in turn will have to maintain effective and adequate procedures and internal controls that will satisfy the SOX requirements. The Owner’s external and internal auditors will have to review and monitor the adequacy and effectiveness of these procedures and therefore the Manager will allow them to perform all audit steps they consider necessary to satisfy themselves. The timing of such audits will be agreed in due time so that to avoid any disruption of the Managers smooth operation.
LOGISTICS
The Manager and the Owner will discuss the detail and timing of the information that can be provided with the purpose of concluding a final reporting scheme acceptable by both parties. Furthermore, the reporting scheme is subject to periodic reviews and changes as the circumstances may dictate.

ADDENDUM 1
to a SHIPMAN 98 Agreement
dated 28 November 2007 on
M.T. PINK SANDS (ex Sanko Protector)
COMMERCIAL MANAGEMENT AGREEMENT
between
“OCEANCLARITY OWNERS LIMITED”
and
“CARDIFF MARINE INC.”

This Commercial Management Agreement (the “Agreement”) is made on 28th November 2007 between:
1. “OCEANCLARITY OWNERS LIMITED”, a Company duly organised under the laws of Marshall Islands and registered at Marshall Islands (the “Owner”)
and
2. “CARDIFF MARINE INC.” a company registered in the Liberia with its offices at Athens (hereinafter called “Agent”)
WHEREAS the Owner wishes to appoint “CARDIFF MARINE INC.” to be its ~~exclusive~~ agent to assist the Owner to commercially ~~employ and~~ operate the M/T PINK SANDS ex. SANKO PROTECTOR (hereinafter referred to as the “Vessel”) which appointment Agent has agreed to accept.
NOW THEREFORE it is hereby agreed as follows:
1. APPOINTMENT
1.1	The Owner hereby appoints Agent to be its agent to assist the Owner with the commercial ~~employment and~~ operation of the Vessel upon the terms and conditions of this Agreement.

1.2	Agent hereby accepts such appointment by the Owner and hereby agrees to act as the agent upon the terms and conditions of this Agreement.
2. AGENT’S BASIC OBLIGATIONS
2.1 Agent shall ensure that for the duration of this Agreement it shall employ sufficient suitably skilled and qualified staff to perform to the best of its ability its obligations under the terms of this Agreement.
3. THE OWNER’S BASIC OBLIGATIONS
3.1 The Owner shall on a timely basis provide Agent with operating policies, authorities and instruction.
4. AGENCY SERVICES
4.1 Always acting in the best interest and authority of the Owner, Agent shall provide the following services
~~4.1.1 Marketing.~~
~~4.1.1.1 Agent shall at all time monitor the Chartering/Freight market where the Vessel may potentially be employed.~~

~~4.1.1.2 Agent shall through the broking channels market the Vessel for employment, and where possible promote the Vessel direct with potential users.~~
~~4.1.1.3 Recommend to the Owner a strategy for the future marketing and employment of the Vessel.~~
4.1.2 Employment
~~4.1.2.1 Make recommendations to the Owner on the specific employment that should be sought and contracted.~~
~~4.1.2.2 Subject to the authority of the Owner as per clause 5 below, to use at all times its best endeavours to obtain, negotiate and conclude employment (whether in the form of Voyage Charters, Time Charters or Contracts of Affreightment) at the best terms possible.~~
~~4.1.2.2.1 As soon as practicable after contracting any employment, Agent will send to the Owner a fixture note, briefly describing the salient features of the employment contracted and the expected daily earning on a Time Charter Equivalent (“TCE”) basis. See Appendix I.~~
~~4.1.2.3 Use its best endeavours to ensure that the idle time and ballast voyages are kept to the minimum, so as to maximise the earnings of the Vessel over consecutive voyages.~~
~~4.1.2.4 With the authority of the Owner sign on their behalf charter parties, invoices etc. either as an agent or as a duly authorised representative of the Owner.~~
~~4.1.2.5 Due regard is to be given to the quality, history and credit worthiness of the charterer. Agent is to inform the Owner where potential charterers are not considered 1st class.~~
~~4.1.2.6 Agent is to represent and protect the Owner’s interests in respect of all employment contracted for the Vessel.~~
4.1.2.7 Agent is to arrange for the invoicing of all freight, hire demurrage and other receivables and ensure that all amounts due to the Owner are collected on a timely basis and are credited to the Owner’s bank account. On a monthly basis Agent shall report to the Owner with a list of all collections made, those due and those still to be invoiced.
~~4.1.2.7.1 On a monthly basis Agent will provide an analysis of all off-hire/idle time of the Vessel, with brief reasoning.~~
4.1.2.8 Subject to the Owner’s authority to bring and/or defend and/or settle suits, claims or proceedings in connection with the employment of the Vessel.
4.1.3 Operations
4.1.3.1 Assist the Owner in operating the Vessel in accordance with the Owner’s policies and instructions.
4.1.3.2 Issue instructions on behalf of the Owner to the Vessel with regard to the operations, employment and movements.

4.1.3.3 On behalf of the Owner appoint and instruct Port Agents, Cargo Surveyors and other third parties as required to ensure the efficient, timely and safe operation of the Vessel.
4.1.3.4 On behalf of the Owner arrange for the provision of fuels etc. as required to ensure the efficient, timely and safe operation of the Vessel.
4.1.3.5 On behalf of the Owner arrange for the payment of all costs and expenses associated with the operations of the Vessel.
4.1.3.6 Use its best endeavours to ensure that the idle time and off-hires due to the operations of the Vessel are kept to the minimum.
4.1.3.7 Monitor the performance of the Vessel with regards to its commercial operations and where necessary bring to the Owner’s attention all deficiencies and/or make recommendations to improve operational performance.
4.1.3.8 Subject to the Owner’s authority bring and/or defend and/or settle suits, claims or proceedings in connection with the operation of the Vessel.
5. AUTHORITY LEVEL
5.1 Agent has the following authority from the Owner, which may be varied in writing from time to time at the Owner’s sole discretion.
~~5.1.1 Employment: Agent has the authority to contract employment on behalf of the Owner under the following conditions (in all other cases specific authority is required from the owner):~~
~~5.1.1.1 Period of employment not exceeding 6 Months.~~
~~5.1.1.2 Daily time charter returns for the employment is at or above market levels.~~
~~5.1.1.3 Terms of the employment usual market practise. Any unusual terms or terms which are expected to expose the Owner to additional commercial risks are to be agreed only with the Owner’s authority.~~
~~5.1.1.4 Where the charterer is considered to be 1st class by the market.~~
~~5.1.1.5 Where a fixture is in line with recommendations made by Agent in its reports on the market conditions and enquires for employment.~~
~~5.1.1.6 Unless the Owner decides or directs at its sole discretion, that a certain fixture is not to be entered into.~~
5.1.2 Disputes: Agent has the authority to settle disputes etc. on behalf of the Owner under the following conditions (in all other cases specific authority is required from the Owner):
5.1.2.1 All disputes, claims, suits, proceedings are reported to the Owner.
5.1.2.2 Where the amount claimed from the Owner is below US$50,000.
5.1.2.3 Freight, Hire & Demurrage disputes up to US$100,000.

~~5.1.2.4 Disputes governed by the “London Tanker Broker Panel Small Claims Clause”, up to $100,000.~~
5.1.2.5 All other disputes up to US$50,000.
5.1.2.6 Where legal expenses to be incurred are expected to be below US$2,000.
6. DURATION OF THE APPOINTMENT
6.1 The appointment of Agent shall commence as per Shipman 98 contract dated 28th November 2007 and shall continue until either the Owner or Agent terminates this Agreement by giving the other party at least two (2) months written notice.
6.2 Notwithstanding the provisions stated under Clause 6.1 either party is entitled to terminate this Agreement;
6.2.1 If the Vessel suffers constructive total loss, is requisitioned by any governmental authority or is sold.
6.2.2 In the event of liquidation, bankruptcy, dissolution or insolvency of any of the two parties.
6.2.3 In the case of a serious breach by one party who fails to remedy such breach within twenty-one (21) days of being required to do so in writing by the other party.
6.3 If this Agreement is terminated according to Clause 6.2 the Owner shall upon demand reimburse and indemnify Agent for any disbursements, costs and expenses, as defined in Clause 8, incurred by Agent to the date of termination of this Agreement.
7. REMUNERATIONS
7.1 The Owner shall pay to the agent a fee of US$ 2,500 (two thousand five hundred United States Dollars per calendar month, which is included in the amount stated in Shipman 98 contract dated 28th November 2007 ~~clause~~ box 15,
8. REIMBURSEMENT
8.1 Agent shall at its own cost and expense provide all office accommodation, equipment, stationary and staff required for the performance or provision of its services as the agent of the Vessel.
8.2 The Owner shall reimburse Agent for and in respect of ~~all commissions paid to brokers,~~ all disbursements, costs and expenses of whatsoever kind properly and necessarily or reasonably paid, sustained or incurred by Agent in or about the performance or provision of any of its services under this Agreement.
8.3 The Owner shall reimburse to Agent the costs and expenses incurred by Agent in marketing the Vessel provided such amount has been budgeted or approved by the Owner.

8.4 The Owner shall advance sufficient funds to Agent’s bank account as required by Agent to make payments/disbursements on behalf of the Owner.
9. ACCOUNTS AND STATEMENTS
9.1 Agent shall keep proper books, records, accounts and vouchers relating to the operation of the Vessel as described in this Agreement, and shall make the same available for inspection and audits by the Owner, its Auditors and/or any other agents at such times as may be mutually agreed. Annual accounts shall be submitted to the Owner before the first of April following each year’s operations.
9.2 Agent shall prepare and furnish to the Owner by the 15th day of the following month, monthly accounts showing actual, budget and variances in expenses and revenues.
10. ASSIGNMENT
10.1 Except as provided herein neither party may assign this Agreement or any interest therein without the prior written consent of the other party.
11. MODIFICATION
11.1 Agent and the Owner must consent in writing to alter any of the terms of this Agreement.
12. NOTICE
12.1 All notices under this Agreement must be written and are deemed to be served upon personal service, upon dispatch of a telex or e-mail upon confirmation of receipt of a facsimile transmission to the following address and/or numbers:

Agent:	“CARDIFF MARINE INC.” OMEGA BUILDING 80, Kifissias Avenue GR 151 25, Marousi, Athens GREECE Tel: (+30) 210 8090400 Fax: (+30) 210 8090405 Email: cardiff@hol.gr

Owner:	a) OCEANCLARITY OWNERS LIMITED c/o OCEANFREIGHT INC. Omega Building 80, Kifisias Avenue,

GR.151 25, Marousi,, Athens, Greece
Tel: +30 210 8090133
Fax; +30 210 6140284
E : wsm@oceanfreightinc.com
Interim Managers: TBA
13. MISCELLANEOUS
13.1 If any of the terms or conditions of this Agreement are held to be invalid or illegal, it is the intention of the parties that the remaining provisions of this Agreement shall remain in full force and effect. The captions and headings in this Agreement are only included for organisational assistance and in no way limit the applicability of the terms and conditions herein.
14. APPLICABLE LAW
14.1 This Agreement shall be governed by and construed in accordance with English law.
15. ARBITRATION
15.1 Should any dispute arise under this Agreement which the parties cannot resolve, such dispute shall be arbitrated in London in accordance with the Arbitration Act 1996 and any statutory modifications or re-enactments thereof for the time being in force.
15.2 This Agreement has been made out in two (2) originals, one for the Owner and one for the Agent and shall come into force and effect upon the referenced date.
Signed:

/s/ Solon Dracoulis	/s/ Ioannis Papathanasiou

for OCEANCLARITY OWNERS LIMITED	for CARDIFF MARINE INC.
Name: Solon Dracoulis	Name: Ioannis Papathanasiou
Title: Authorised Signatory	Title: Legal Representative